EXHIBIT 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-128919 and Form S-8 Nos. 333-128379 and 333-119747) of Beacon Roofing Supply, Inc. and in the related Prospectuses of our reports dated December 6, 2005, with respect to the consolidated financial statements of Beacon Roofing Supply, Inc., Beacon Roofing Supply, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectives of internal control over financial reporting of Beacon Roofing Supply, Inc., included in this Annual Report (Form 10-K) for the year ended September 24, 2005.

/s/ Ernst & Young LLP
Boston, Massachusetts
December 6, 2005